Exhibit 99.1

JMP GROUP ANNOUNCES CLOSING OF CLO TRANSACTION

SAN FRANCISCO, June 30, 2017 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today the closing of a $456.9 million collateralized loan obligation, or CLO, transaction issued by two newly formed special purpose vehicles and backed primarily by a diversified portfolio of broadly syndicated leveraged loans.

The senior notes offered in the transaction are issued by JMP Credit Advisors CLO IV Ltd. and co-issued in part by JMP Credit Advisors CLO IV LLC and are subject to a two-year non-call period. The capital structure of the CLO is as follows:

($ as shown)		Preliminary
	Par	Moody's / Fitch	Maturity
Class	Amount	Rating	Date	Coupon

A	$285,750,000	Aaa/AAA	July 17, 2029	L+1.37%
B	54,000,000	Aa2/NR	July 17, 2029	L+1.90%
C	27,000,000	A2/NR	July 17, 2029	L+2.65%
D	24,750,000	Baa3/NR	July 17, 2029	L+4.15%
E	22,500,000	Ba3/NR	July 17, 2029	L+6.80%
Senior Subordinated Notes	10,717,500	NR/NR	July 17, 2029	L+5.75%(1)
Junior Subordinated Notes	32,152,500	NR/NR	July 17, 2029
Total	$456,870,000

(1)

On each payment date, the Senior Subordinated Notes will be entitled to receive the coupon stated above and 45% of all remaining interest proceeds and all remaining principal proceeds prior to any distributions on the Junior Subordinated Notes on such payment date.

JMP Group is retaining 100% of the senior and junior subordinated notes, which are not rated.

“JMP Credit Advisors CLO IV is our third transaction since the end of the credit crisis,” said Bryan Hamm, president of JMP Credit Advisors. “We were pleased with the execution on the transaction and look forward to continuing on the path to becoming a widely recognized, top-tier manager of corporate debt.”

JMP Group intends to consolidate the loan investment portfolio and expects to account for the transaction on its balance sheet as non-recourse debt. The CLO has a four-year reinvestment period, through July 17, 2021, that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations.

The transaction was executed through a private exempt offering. BNP Paribas served as placement agent and sole bookrunner.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture and private capital, and credit management activities though Harvest Capital Strategies, JMP Asset Management and JMP Credit Advisors; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Seth Linden
(415) 835-8978	(212) 704-7385
apalmer@jmpg.com	seth@dukaspr.com

Ben Jaffe
(212) 704-7385
ben@dukaspr.com